UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

February 6, 2015
Date of Report

ALTERNET SYSTEMS, INC.
(Exact name of Registrant as Specified in its Charter)

Nevada	000-31909	88-0473897
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2665 S. Bayshore Drive, Suite 305 Miami, Florida 33133

Tel: 786-265-1840
(Registrant's Telephone Number)

Check the appropriate box below if the Form-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2 below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230. 425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2015, Alternet Systems, Inc. (the “Company”) received notice that Robin Bjorklund resigned from the Board of Directors (the “Board”) of the Company, effective February 2, 2015. Mr. Bjorklund’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On February 2, 2015, the Board appointed Michael T. Viadero to fill the vacancy created by Mr. Bjorklund resignation, effective February 2, 2015.

Mr. Viadero, 63, has been the Company’s Chief Financial Officer since April 2011. Mr. Viadero has extensive financial, executive and international experience, leading multinational organizations throughout Latin America. Prior to joining Alternet, Mr. Viadero was CFO Latin America and Caribbean of MasterCard, Inc., General Manager of W.R. Grace’s wholly-owned subsidiary in Brazil, International Treasurer of Latin America of W.R Grace, Country Head of Brazil for The First National Bank of Chicago, and held management assignments in Venezuela, Mexico and Colombia with The First National Bank of Chicago.

Mr. Viadero holds a BA from Lewis University and a Masters in International Management (MIM) from Thunderbird School of Global Management.

Mr. Viadero is qualified to serve on the board of directors due to his broad and diverse business experience in multiple industries and markets. In addition, Mr. Viadero is intimately familiar with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERNET SYSTEMS, INC.
   By: /s/ Henryk Dabrowski
   Henryk Dabrowski, CEO and Director
   Dated: February 6, 2015